Exhibit 10.26

LIZENZVERTRAG	LICENSE AGREEMENT
zwischen	between
Prof. Dr. Dietmar Wolter, Viehkaten 4, 22955 Hoisdorf/DE	Prof. Dr. Dietmar Wolter, Viehkaten 4, 22955 Hoisdorf/DE
- nachstehend Lizenzgeber (LG) genannt -	- hereinafter referred to as the Licensor -
und der Firma	and the company
K2M, LLC, 751 Miller Drive, SE, Leesburg, VA 20175, USA	K2M, LLC, 751 Miller Drive, SE, Leesburg, VA 20175, USA
vertreten durch ihren Präsidenten	represented by its president
nachstehend Lizenznehmer (LN) genannt -	hereinafter referred to as the Licensee –

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Präambel	Preamble
(1) LG ist Inhaber der in der Anlage I aufgeführten Patentanmeldungen und Patente, die Fixationssysteme für Knochen und Hilfsmittel für die Osteosynthese mit winkelstabilen Verbindungen zwischen Kraftträgern und Knochenschrauben betreffen. LG hat diese winkelstabilen Systeme in Kooperation mit der Firma Litos GmbH & Co. KG, Rudorffweg 12, 21031 Hamburg/DE – nachstehend Litos genannt – entwickelt, wissenschaftlich untersucht und klinisch angewandt. LG produziert und vertreibt die winkelstabilen Systeme durch Litos und Dritte. LG ist bereit, LN eine einfache, auf Implantate für den ventralen Halswirbelsäulen- und ventralen thorakolumbalen Bereich des Menschen begrenzte Lizenz für die Herstellung und den Vertrieb dieser winkelstabilen Systeme zu erteilen. Es ist vorgesehen, dass eine gesonderte Vereinbarung bezüglich der Entwicklung und eventuellen Produktion lizenzierter Gegenstände durch Litos einem gesonderten Vertrag zwischen Litos und LN vorbehalten sein kann, obgleich LN nicht verpflichtet ist, lizenzierte Gegenstände von Litos zu erwerben.	(1) The Licensor is the owner of the patent applications and patents listed in Appendix I, which concern fixation systems for bones and aids for osteosynthesis with angle-stable connections between load supports and bone screws. The Licensor developed, researched and put these angle-stable systems to use in clinical applications in cooperation with the company Litos GmbH & Co. KG, Rudorffweg 12, 21031 Hamburg, Germany – hereinafter referred to as Litos. The Licensor produces and sells the angle-stable systems through Litos and third-parties. The Licensor is prepared to grant the Licensee a simple license restricted to implants for the ventral cervical and ventral thoracolumbar area in humans for the production and sale of these angle-stable systems. It is contemplated that a separate agreement regarding the development and eventual production of Licensed Objects by Litos may be the subject of a separate agreement between Litos and the Licensee, although Licensee is not obligated to purchase Licensed Objects from Litos.
(2) LG ist zur Erteilung der Lizenz berechtigt.	(2) The Licensor is authorized to grant this license.
(3) Begleitendes Know-How wird von LG zur Verfügung gestellt.	(3) Accompanying specialized knowledge will be provided by the Licensor.

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Auf dieser Grundlage wird zwischen den Vertragspartnern folgendes vereinbart.	Based on the above, the contractual partners agree upon the following.
§ 1 Definition Die im Vertrag verwendeten Begriffe sollen folgende Bedeutung haben:	**§ 1 Definition** The terms used in the agreement are to have the following meaning:
(1) „Lizenzierter Gegenstand" sind die in den Patentanmeldungen und Patenten der Anlage I beschriebenen winkelstabilen Systeme, soweit sie speziell als Implantate für den ventralen Halswirbelsäulen- und ventralen thorakolumbalen Bereich gestaltet sind.	(1) "Licensed Objects" are the angle-stable systems described in the patent applications and patents in Appendix I, insofar as they are specially designed as implants for the ventral cervical and ventral thoracolumbar areas.
(2) „Know-how" ist auf den lizenzierten Gegenstand bezogenes urheberrechtlich geschütztes, wesentliches technisches Wissen von LG, das persönlich oder durch Litos in Form einer technischen Dokumentation, weiterer Dokumente technischen Inhalts, von Muster und im Rahmen von Hilfestellungen LN zur Verfügung gestellt wird. Die „Know-how" umfaßt insbesondere das technische Wissen von LG, das dieser bereits in Besprechungen vor Vertragsabschluß LN mitgeteilt hat.	(2) "Know-how" is proprietary, primarily technical knowledge of the Licensor, which refers to the licensed object and which is provided to the Licensee personally or through Litos in the form of technical documentation, other technical documents and specimen and in the form of assistance. This "know-how" comprises, in particular, the technical knowledge of the Licensor, which was already provided to the Licensee in meetings before the conclusion of the contract.
(3) „Vertraglich festgelegte Patentrechte" sind die in der Anlage I aufgeführten Patentanmeldungen und Patente, sämtliche gleichwertige, entsprechende, weltweit eingereichte Anmeldungen, die hieraus eine	(3) "Contractual Patent rights" are the patent applications and patents listed in Appendix I, all equivalent corresponding applications filed throughout the world claiming priority to any of them, and any

Priorität bcanspriuchen, sowie sämtliche cingereichte Patcntanmcidungen und Patcntc, die an einem bclicbigen Orl der Welt für Verbesserungen crteilt wurden, die von LG während der Dauer dieses Vcrtrags vorgenommen wurden. § 2 Art der Lizenz (1) LG räumt hiermit dem LN eine einfache Lizenz für die Herstellung und den Vertrieb des lizenzierten Gegenstandcs und die Nulzung des Know-how ein. Die Lizenz wild für die weltweite Herstellung und den weltweiten Vertrieb des lizenzierten Gegenstandcs erteilt. Ausgenommen biervon ist Deutschland. (2) LG ist berechtigt, den lizenzierten Gegenstand weltweit ohne jede Einschrankung selbst oder durch die Firma Litos herzustellen und zu vertreiben sowie Dritten Lizenzen zu erteilen. (3) LG verpfliehlet sich, falls Dritten günstigcrc Bedingungen eingeräumt werden, diese auch dem LN einzuräumen und den LN unverzüglich davon in Kenntnis zu setzen. Dies gill nicht für die mit der Firma Litos bereifs getroffenen Vereinbarungen.

patent applications filed and patents granted anywhere in the world on improvements made by Licensor during the term of this agreement. § 2 License Type (1) The Licensor hereby grants to the Licensee a simple license for the production and sale of Licensed Objects and the use of the know-how. The license is granted for the world-wide production and the world-wide sale of Licensed Objects. Germany is excluded from this. (2) The Licensor is authorized to produce and sell Licensed Objects world-wide without any restrictions on his own or through the company Litos as well as to grant licenses to third-parties. (3) The Licensor is obligated, if more favorable conditions are granted to third parties, to also grant these to the Licensee and to immediately inform the Licensee about it. This does not apply to the agreements already concluded with the company Litos.

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§ 3 Sachlicher Bereich der Lizenz Die Lizenz erstreckt sich ausschließlich auf die von den vertraglich festgelegten Patentrechten erfaßten Implantate für den ventralen Halswirbelsäulen- und ventralen thorakolumbalen Bereich.	**§ 3 Subject Matter of the License** The license is limited exclusively to the implants covered by the Contractual Patent Rights for the ventral cervical and ventral thoracolumbar areas.
§ 4 Übertragung der Lizenz, Unterlizenzen und Unterauftragnehmer Die Übertragung der Lizenz, die Vergabe von Unterlizenzen ist dem LN nur mit schriftlicher Zustimmung des LG gestattet. Dem LN ist es gestattet, den Lizenzgegenstand für den Vertrieb durch LN oder durch seine Tochterunternehmen von Dritten herstellen zu lassen. LN ist verpflichtet, vor der erstmaligen Herstellung bzw. dem Vertrieb der lizenzierten Gegenstände durch Dritte und/oder Tochterunternehmen dem LG den Namen und die Adresse der betreffenden Parteien schriftlich mitzuteilen.	**§ 4 License Transfer, Sublicenses and Subcontractors** The Licensee is only permitted to transfer the license and grant sublicenses with the written approval of the Licensor. The Licensee is permitted to allow third-parties to produce the Licensed Objects for the sale by the Licensee or its affiliates. Licensee is obligated to inform Licensor in writing about name and address of third parties and affiliates before the first production respectively sale of licensed objects by the respective parties.
§ 5 Vervielfältigung technischer Daten (1) LN hat das Recht, in dem benötigten Umfange und in der benötigten Anzahl Kopien der technischen Dokumentation und weiterer von LG zur Verfügung gestellter Dokumente technischen Inhalts betreffend den lizenzierten Gegenstand herzustellen. Diese Kopien dürfen ausschließlich für die Herstellung des lizenzierten Gegenstandes	**§ 5 Reproduction of Technical Data** (1) The Licensee has the right - in the needed scope and in the needed quantity - to make copies of the technical documentation and other documents provided by the Licensor with technical content concerning the licensed object. These copies may only be used for the production of Licensed Objects and are to be provided with a verwcndet werden und sind von LN mit einem Vertrauliehkeitsvermerk zu verschen. (2) Die technische Dokumentation sowie die weiteren Dokumente und die darin emthaltenen Informationen sind von LN vertraulich zu behandcln. Sie dürfcn von LN an Drittc zu Zwecken der Herstellung des Lizenzgcgenstandes für LN weitergegeben werden, vorausgesetzt, LN verpflichtet den Dritten zu ihrer vertraulichen Behandlung und zur unverzüglichen Zurückgabe dcr technischen Dokumcntation und weiteren Dokumentc ohne Einbehaltung von Kopien im Falle der Beendigung der Herstellung für LN, spätestens jedoch bei Beendigung dieses Vertrages. Im übrigen dürfen die technische Dokumentation sowie die weiteren Dokumentc und die darin enthaltenen Informationen nur mit ausdrücklicher schriftlicher Zustimmung des LG an Dritte weitergegcben werden. (3) Jedc Partei wird alle im Rahmen dieses Vertrages erhaltenen Angaben, Daten, Informationen sowie sonstige Tatsachen streng vertraulich behandeln und nicht an Dritte weitergeben. Die Vertragsparteien werden diese Informationen lediglich für den in diesem Vertrag vorgesehenen Zweck benutzen. confidentiality notice by the Licensee. (2) The technical documentation and the other documents and the information contained therein are to be treated as confidential by the Licensee. They may be transferred from the Licensee to third-parties for purposes of the production of Licensed Objects for the Licensee, provided that the Licensee requires that the third-parties treat the information as confidential and for the immediate return of the technical documentation and other documents without retaining copies in the case of the termination of the production for the Licensee, at the latest however when the contract is terminated. Otherwise, the technical documentation and the other documents and the information contained therein may only be transferred to third- parties with the express written consent of the Licensor. (3) Each party will treat all details, data, information and other facts received within the framework of this agreement as strictly confidential and will not transfer it to third-parties. The contracting parties will only use this information for the purpose indicated in this agreement.

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§ 6 Verbesserungen des Lizenzgegenstandes	**§ 6 Improvements to the Licensed Object**
(1) LG verpflichtet sich, LN nicht ausschließliche Lizenzen in einem den §§ 2 und 3 entsprechenden Umfang an von ihm vorgenommenen Verbesserungen des lizenzierten Gegenstandes einzuräumen. Eine Erhöhung der Lizenzgebühren erfolgt dadurch nicht.	(1) The Licensor is obligated to grant to the Licensee non-exclusive licenses in a scope in accordance with §§ 2 and 3 for improvements to the Licensed Objects undertaken by the Licensee. This will not result in an increase in the license fees.
(2) LN verpflichtet sich seinerseits, über von ihm gefundene Verbesserungen des lizenzierten Gegenstandes dem LG Mitteilung zu machen und dem LG kostenfreie, einfache Lizenzen für die Herstellung und den Vertrieb der lizenzierten Gegenstände unter Nutzung der Verbesserung zu erteilen, mit dem Recht, entsprechende Unterlizenzen an Litos zu vergeben.	(2) The Licensee in turn is obligated to inform the Licensor of improvements to the Licensed Objects found by the Licensee and to grant to the Licensor simple, free-of-cost licenses for the production and sale of the licensed object using the improvement, with the right to grant corresponding sublicenses to Litos.
§ 7 Lizenzgebühr	**§ 7 License Fee**
(1) LN zahlt an LG eine Mindestlizenzgebühr in Höhe von € 300.000,00 wie folgt:	(1) The Licensee pays to the Licensor a minimum license fee in the amount of € 300,000.00 as follows:
€ 100.000,00 binnen 6 Wochen nach Vertragsabschluß,	€ 100,000.00 within 6 weeks of the signing of this agreement.
€ 100.000,00 nach Erteilung der Freigabe an LN durch die US-Behörde FDA zum Vermarkten des ersten lizenzierten Gegenstands für den ventralen Halswirbelsäulenbereich.	€ 100,000.00 upon U.S. FDA clearance for Licensee to market the first Licensed Object for the ventral cervical area.

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€ 100.000,00 nach Erteilung der Freigabe an LN durch die US-Behörde FDA zum Vermarkten des ersten lizenzierten Gegenstands für den ventralen thorakolumbalen Bereich.	€ 100,000.00 upon U.S. FDA clearance for Licensee to market the first Licensed Object for the ventral thoracolumbar area.
Von dieser Mindestlizenzgebühr werden € 150.000,00 auf die laufenden Lizenzgebühren angerechnet, die binnen der ersten drei Jahre nach Vertragsabschluß für den Vertrieb von Implantaten für den cervikalen Wirbelsäulenbereich zu entrichten sind. Weitere € 150.000,00 dieser Mindestlizenzgebühr werden auf die laufenden Lizenzgebühren angerechnet, die binnen der ersten drei Jahre nach Vertragsabschluß für den Vertrieb von Implantaten für den thorakolumbalen Wirbelsäulenbereich zu entrichten sind.	Of this minimum license fee, € 150,000.00 will be credited to the ongoing license fees, which are to be paid within the first three years of the signing of this agreement for the sale of implants for the central cervical area. The other € 150,000.00 of this minimum license fee will be credited to the ongoing license fees, which are to be paid within the first three years of the signing of this agreement for the sale of implants for the thoracolumbar area.
LN zahlt vorbehaltlich § 7 (1) an LG für den weltweiten Vertrieb lizenzierter Gegenstände laufende Lizenzgebühren in Höhe von 9 % (neun Prozent) der Verkaufspreise, die Endabnehmern in Rechnung gestellt werden. Alle lizenzmindernden Kosten wie z.B. Provisionen für Handelsvertreter, Steuern, vertraglich vereinbarte Rabatte, Produktrückgaben, Preisermäßigungen, aufgeschlüsselte Kosten für Versand, Verpackung, Transportversicherung, die Mehrwertsteuer und Verbrauchssteuern, Zölle werden durch einen Pauschalabzug von 30 % vom Verkaufspreis abgegolten. Für	Subject to §7(1), for the worldwide sale of Licensed Objects the Licensee pays to the Licensor ongoing license fees in the amount of 9% (nine percent) of the sales prices, which are charged to end buyers (doctors, clinics, etc). All costs, reducing the license fee, especially sale agents' provisions, taxes, conventional discounts, product returns, allowances, itemized costs for shipping, packaging, transport insurance, the VAT and excise taxes, duties, etc. are compensated by a lump sum of 30 % from the sales price. No further deduction for any costs should be

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beliebige andere Kosten sind keine weiteren Abzüge vorzunehmen.	made.
§ 8 Buchführungspflicht	**§ 8 Legal Obligation to Keep Records**
(1) LN ist verpflichtet, über die Lieferung von Lizenzgegenständen unter Angabe aller Umstände, die für die Berechnung der Lizenzgebühr von Bedeutung sind, gesondert Buch zu führen und verbundene Unternehmen von LN gegebenenfalls entsprechend zu verpflichten.	(1) The Licensee is obligated to keep separate records of the delivery of licensed objects by specifying all conditions of significance for the calculation of the license fee and to also require associated companies of the Licensee to do the same.
(2) LG ist berechtigt, einmal pro Jahr die Richtigkeit der Buchführung des Vorjahres und ihre Übereinstimmungen mit der allgemeinen Buchführung des LN durch einen zur Verschwiegenheit verpflichteten Buchprüfer prüfen zu lassen. LN verpflichtet sich sicherzustellen, daß eine entsprechende Überprüfung auch bei mit LN verbundenen Unternehmen gewährt wird. Die Kosten der Überprüfung trägt der LG, bei der Aufdeckung von Unrichtigkeiten von mehr als 5 % zugunsten des LG trägt die Kosten der Prüfung der LN:	(2) The Licensor is authorized - once per year - to have the accuracy of the records from the previous year and its consistency with the general records of the Licensee audited by an accountant sworn to secrecy. The Licensee is obligated to ensure that a corresponding audit is also granted for companies associated with the Licensee. The Licensor bears the costs of the audit; in the case of the exposure of inaccuracies of more than 5% in favor of the Licensor, the Licensee bears the costs of the audit:
§ 9 Abrechnung und Zahlung	**§ 9 Invoicing and Payment**
(1) LN hat die Lizenzgebühr vierteljährlich zu zahlen, und zwar jeweils binnen eines Monats nach Ende der Zahlungsfrist. Binnen der gleichen Frist hat er die fällige Lizenzgebühr auf das Konto des LG zu überweisen. Die Zahlung erfolgt in Euro. Die Umrechnung aus	(1) The Licensee shall pay the license fee quarterly, namely within 30 days after the settlement deadline. Within the said period, the Licensee shall transfer the due license fee to the account of the Licensor. Settlement occurs in Euros. The

Fremdwährungen ist mit den amtlichen Umrechnungskursen der EZB durchzuführen. Die Zablungcn des LN müssen von einem Bericht begleitet werden, der für die USA, Japan, Europa und die übrigen Länder die Anzahl der lizensierten Schrauben und die Anzahl der lizcnsierten Platten sowic den Endverkaufspreis für Endabnehmer beider vorgenanntcn Artikel beinhaltet. (2) Ab dem Fälligkcitstag werden Verzugszinsen in Höhe von 8% über dem jeweiligen Basiszinssatz der EZB berechnet, ohne daß es ciner Mahnung bedarf. § 10 Qualität LN ist verpflichtet, den lizenzierten Gegcnstand in cinwandfrcicr Qualität unter Wahrung der anerkanntcn Regeln der Technik und deren Weitcrcntwicklung sowie der jewcils geltenden gesetzlichcn Bestimmungen herzustellcn. § 11 Garantieklausel (1) LG übernimmt keinerlci Gewähr dafür, daß das übermittelte Know-how und sonstigc technische Informationen richtig und fehlerfrci sind, daß die Benutzung dieser Informationen die Herstellung oder Zulassung des lizenzierten Gegenstandcs in zufriedcnstellender Weise ermöglicht conversion from foreign currencies is to take place based on the official exchange rates of the European Central Bank (ECB). The payments of the Licensee are to be accompanied by a report listing for USA, Japan, Europe, and all the other countries the total number of all screws and the total number of all plates and the sales price to end buyers. (2) As of the due date, default interest in the amount of 8% over the respective prime lending rate of the ECB is charged without requiring a reminder. § 10 Quality The Licensee is obligated to produce Licensed Objects with the proper quality while ensuring the recognized rules of technology and its further development as well as the applicable legal regulations. § 11 Warranty Clause (1) The Licensor is in no way liable for guaranteeing that the transferred knowhow and other technical information is correct and free of error, that the use of this information enables the production or authorization of the licensed object in a satisfactory manner or that this

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oder daß diese Informationen vollständig sind.	information is complete.
(2) Nach bestem Wissen von LG verstoßen die Herstellung, die Benutzung und der Vertrieb lizenzierter Gegenstände durch LN nicht gegen irgendwelche Patentrechte oder andere Rechte Dritter. Ungeachtet des Vorstehenden wird keine Gewähr dafür übernommen, daß die Nutzung der Lizenz nicht in die Patentrechte Dritter eingreift oder zu Schaden bei Dritten führt.	(2) To the best knowledge of Licensor, manufacture, use and sale of Licensed Objects by Licensee will not infringe upon any patent or other rights of any third party. Notwithstanding the foregoing, there is no guarantee that the use of the license does not encroach upon the patent rights of third parties or that it does not lead to damages for third-parties.
Die Vertraglich festgelegten Patentrechte sind sämtliche Patentrechte, die LG innehat und die sich auf lizenzierte Gegenstände beziehen.	The Contractual Patent Rights are all the patent rights held by Licensor relating to Licensed Objects.
LG besitzt alle Rechte und Ansprüche an den Vertraglich festgelegten Patentrechten und der Vertragsschutzrechten und ist befugt, LN die Lizenz zu erteilen, die in diesem Vertrag erteilt wird, ohne irgendein Abkommen oder eine Verpflichtung zu verletzen, die der LG hat oder in die er mit irgendeiner weiteren Partei eintritt.	Licensor owns all right and title to the Contractual Patent Rights and Contractual Trademark Rights and has the authority to grant Licensee the license granted in this agreement without violating any contract or other obligation Licensor has or may enter into with any other party.
Das Recht von LN, sich gegen Angriffe Dritter wegen Ausübung der Lizenz zu verteidigen, bleibt unberührt. LN ist berechtigt, insoweit	The right of the Licensee to defend itself against attacks from third-parties concerning the exercising of the license remains unaffected. The Licensee is

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Vergleichsvereinbarungen zu treffen, vorausgesetzt, daß diese nicht den Bestand oder die Durchsetzbarkeit der Vertragsschutzrechte negieren.	authorized in this respect to reach composition agreements, provided that they do not negate the constancy or the enforceability of the Contractual Patent Rights.
(3) Sämtliche Gewährleistungsansprüche sind ausgeschlossen, soweit diese auf die technischen Informationen oder das Know-how zurückgeführt werden. Außerdem wird keinerlei Gewähr für die Zuverlässigkeit, die Qualität, die wirtschaftliche Verwertbarkeit, die Gebrauchsfähigkeit des lizenzierten Gegenstandes für den vorausgesetzten und irgendeinen anderen Zweck übernommen.	(3) All warranty claims are excluded as far as they are attributed to the technical information or the know-how. Moreover, no warranty is provided for the reliability, the quality, the economic exploitability, the serviceability of the Licensed Objects for the presumed and any other purpose.
§ 12 Kennzeichnung	**§ 12 Identification Marking**
(1) LN ist verpflichtet, bei der Vermarktung des lizenzierten Gegenstandes auf die von LG erteilte Lizenz unter Nennung von LG in der Form: „Lizenz durch D. Wolter" oder in einer anderen Form hinzuweisen, in die LG schriftlich einwilligt.	(1) The Licensee is obligated when marketing the licensed object to refer to the license granted by the Licensor by naming the Licensor in the form: "License by D. Wolter" or in another form agreed to in writing by the Licensor.
(2) Wolter erteilt hiermit dem LN das nicht exklusive Recht und eine Lizenz zur Benutzung der Marke „Multidirectional Locking Screw and Device" ausschließlich in Verbindung mit der Promotion und dem Vertrieb von lizenzierten Gegenständen, die LN von Litos kauft und für lizenzierte Gegenstände, die LN gemäß diesem	(2) Wolter hereby grants Licensee the non-exclusive right and a license for the use of the trademark "Multidirectional Locking Screw and Device" exclusively in connection with the promotion and the sales of Licensed Objects, which Licensee buys from Litos and for Licensed Objects that Licensee produces and sells in

Lizenzvertrag hcrstellt und vertrcibt. LN crkennt an und sichert zu, daß die Marke ,,Multidirectional Locking Screw and Device” alleiniges und exklusivcs Eigenlum von LG bleibt und daß samtlicher Goodwill, der im Ergebnis der Benutzung diescr Marke durch LN geschaffen wird, LG zugute kommt und das Eigentum von LG blcibt. LG wird scincn Einfluß geltend machen, daß Litos mit LN eine cntsprechende Vercinbanmg über die Benutzung dcr Marke ,,TIFIX®” von LN abschließt. (3) Mit Beendigung dieser Vercinbarnmg ist LN nicht mehr berechtigt, auf die ehemals ertciltc Lizenz und die Markenanmoldungen” Multidirectional Locking Scrcw and Dcvicc“ und die Marke „TIFIX®“ hinzuweiscn. § 13 Nichtangriffspflicht LN vcrpflichlet sich, die Vertraglich festgclegten Patcntrechte oder die Vertragsschutzrcchte während der Dauer des Lizenzvertrages nicht anzugrcifen oder Dritte bei einem Angriff auf die vertraglich festgelegten Patentrechtc und die Verfragsschutzrechte zu unterstützen. § 14 Markenanmeldumg Der LN ist berechtigt, die Marken „TIFIX“ und ”MULTIDIRECTIONAL LOCKING SCREW AND DEVICE“ im Namen von Ilerrn WoIter accordance with this license agreement. Licensee recognizes and ensures that the trademark “Multidirectional Locking Screw and Device” remains the sole and exclusive property of Licensor and that all goodwill obtained as a result of the use of this trademark by Licensce benefits Licensor and remains the property of Licensor. Licensor will assert his influence in that Litos concludes with Licensce a corresponding agreement on the use of the “TIFIX®” brand by Licensee. (3) With the termination of this agreement, the Licensce is no longer authorized to refer to the previously granted license and the trademarks “Multidirectional Locking Serew and Device” and the brand “TIFIX®.” § 13 Non-Aggression Obligation The Licensce is obligated to neither attack the Contractual Patent Rights or the Contractual Trademark Rights during the duration of the license agreement nor to support third-parties in an attack on the Contractual Patent Rights and the Contractual Trademark Rights. § 14 Trademark application Licensee is entitled to apply the trademarks “TIFIX” and “MULTIDIRECTIONAL LOCKING SCREW AND DEVICE” in the

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in weiteren Ländern anzumelden, in denen Herr Wolter noch keinen Markenschutz beantragt hat. LN ist verpflichtet, LG über jeden in seinem Namen unternommenen Schritt zu informieren.	name of Mr. Wolter in further countries where Mr. Wolter still did not apply for trademark protection. Licensee is obligated to inform Licensor about every step taken in his name.
§ 15 Erlöschen und Nichtigerklärung von Vertragsschutzrechten	**§ 15 Expiry and Annulment of Contractual Trademark Rights**
(1) Das Erlöschen oder die Nichtigerklärung von einzelnen vertraglich festgelegten Patentrechten oder vertraglichen Markenrechten läßt die Gültigkeit des Vertrages unberührt.	(1) The expiry or the annulment of individual Contractual Patent Rights or Contractual Trademark Rights does not affect the validity of the agreement.
(2) Bis zur rechtskräftigen Nichtigerklärung sämtlicher Vertragsschutzrechte fällige, aber noch nicht bezahlte Lizenzgebühren sind von LN in voller Höhe zu zahlen.	(2) Up until the legal binding annulment of all Contractual Patent Rights, due but unpaid license fees are to be paid in full by the Licensee.
§ 16 Verteidigung und Durchsetzung der vertraglich festgelegten Patentrechte und der vertraglichen Markenrechte	**§ 16 Defense and Enforcement of the Contractual Patent Rights and Contractual Trademark Rights**
(1) LG ist verpflichtet, auf eigene Kosten die vertraglich festgelegten Patentrechte und vertraglichen Markenrechte gegen Angriffe Dritter (insbesondere Einspruch, Nichtigkeitsklage, Löschungsantrag) zu verteidigen.	(1) The Licensor is obligated, at his own cost, to defend the Contractual Patent Rights and Contractual Trademark Rights from attacks from third-parties (in particular appeal, plea for annulment, cancellation request).
(2) Die Vertragsparteien werden einander von sämtlichen Verletzungen der vertraglich	(2) The contracting parties will inform each other about all infringements of the festgcleglen Patentrechtc und der vertraglichen Markenrechte im sachlichen Bereich der Lizenz unterrichen. (3) LG ist nicht verpflichtct, gegen Vcrlctzer dcr Verlraglich festgelegten Patentrechte und vertraglichen Markenrechte vorzugehen, wird jedoeh LN bei eincr Durchsctzung der vertraglich festgclegten Patentrechte und vertraglichen Markenrechte im sachlichen Bereich der Lizenz unterstülzen, insbesondere ihm die erforderlichc prozessuale Ermächtigung erteilen. (4) Etwaige Schadensersatzzahlungen stchen bei einer Prozeßführung durch den LG dem LG und bei einer Prozeßführung durch den LN dem LN zu. § 17 Vertragsdauer (1) Der Vertrag wird für dic Dauer der Laufzeit der vertraglich festgelegten Patentrcchte gcschlossen; die Vertragslaufzeit endct mil dem Erlösehen des letzten bcstehenden Vertraglich festgelegten Patentrechts. (2) Für den Pall der Beendigung des Vertrages ist der LN berechligt, die bercits fcst erteilten Aufträge noch abzuwickcln und die bei ihm noch vorhandencn Mengen an Contractual Patent Rights and Contractual Trademark Rights in the subject matter of the license. (3) The Licensor is not obligated to take legal action against violators of the Contractual Patent Rights or Contractual Trademark Rights, but will support the Licensee in the enforcement of the Contractual Patent Rights and Contractual Trademark Rights in the subject matter of the license, in particular by granting it the required procedural authorization. (4) The Licensor is entitled to potential compensation payments in the event of litigation by the Licensor and the Licensee is entitled to potential compensation payments in the event of litigation by the Licensee.§17 Duration of the Agreement (1) The agreement is concluded for the duration of the validity period of the Contractual Patent Rights; the contractual validity period ends with the termination of the last existing Contractual Patent Right. (2) In the event of the termination of the agreement, the Licensee is authorized to process the already granted orders and to sell the remaining quantities of the

Vertragsprodukten innerhalb von 6 Monalen zu den vereinbarten Bedingungen noch zu veräubern. § I8 Kündigung (1) Jede Vertragsparfei ist – über die im Lizenzvertrag ausdrücklieh geregelten Kündigungsgründe hinaus – zur Kündigung des Lizenzvertrages aus wichtigem Grund berechtigt. Als wichtiger Grund gilt insbcsondere cine von der anderen Partei zu vetretende Verletzung eincr in dicsem Lizenzvcrtrag übcrnommenen Pflicht, wenn sie nicht binncn einer Frist von 6 Wochen nach schriftlicher Abmahnung erfüllt wird bzw. die daraus resultierenden Folgen bescitigt sind. (2) LG ist ferner zur fristlosen Kündigung berechtigt im Falle der Insolvenz des LN. (3) LN ist ferner zur Kündigung aus wichtigem Grund berechtigt, wenn er wcgen Patentverletzung aufgrund einer Bcnutzung von Vertraglich festgclegten Patentreehten rechtskräftig verurtcilt wird. (4) Jede Form der Kündigung hat schriftlich zu erfolgen. contractual products within 6 months under the agreed-upon conditions. § 18 Termination (1) Each contracting party is – beyond the reasons for termination explicitly regulated in the license agreement – authorized to terminate the license agreement for good cause. Good cause is, in particular, a violation of an obligation named in this license agreement perpitrated by the other party, if it is not fulfilled within a period of 6 weeks after receipt of a written reminder or if the resulting consequences are not remedied. (2) The Licensor is also authorized to terminate the agreement without notice in the case of the insolvency of the Licensee. (3) The Licensee is also authorized to terminate the agreement for good cause if it was legally convicted of patent infringement due to the use of Contractual Patent Rights. (4) All forms of termination must occur in written form.

17

§ 19 Nachvertragliche Pflichten des Lizenznehmers LN ist vorbehaltlich § 17, Abs. 2 verpflichtet, ab Vertragsbeendigung jegliche Nutzung lizenzierter Gegenstände zu unterlassen. Er ist ferner verpflichtet, dem LG alle überlassenen Unterlagen einschließlich gefertigter Kopien zurückzugeben und dabei schriftlich zu bestätigen, daß keine weiteren Kopien gefertigt, an Dritte weitergegeben und/oder von diesen behalten worden sind; dies gilt nicht für allgemein zugängliche Unterlagen.	**§ 19 Post-Contractual Obligations of the Licensee** Subject to § 17, sub-section 2, the Licensee shall refrain from all use of the Licensed Objects as of the termination of the agreement. It is also obligated to return to the Licensor all remaining documents including prepared copies and to confirm in written form that no other copies were prepared, provided to and/or retained by third-parties; this does not apply to generally accessible documents.
§ 20 Schlußbestimmungen (1) Mit Ausnahme der Beidseitigen Vertraulichen Offenlegungsvereinbarung, die am 4. Mai 2006 unterzeichnet wurde, wurden keine Nebenabreden getroffen. Änderungen und Ergänzungen dieses Lizenzvertrages bedürfen der Schriftform. Dies gilt auch, soweit dadurch die Schriftform abgedungen werden sollte. (2) Sollte eine Vertragsbestimmung rechtsunwirksam sein oder werden, so bleibt davon die Rechtswirksamkeit des Lizenzvertrages im übrigen unberührt. Die Vertragsparteien sind verpflichtet, die unwirksame Vertragsbestimmung durch eine rechtswirksame Bestimmung zu ersetzen, die dem ursprünglich Gewollten rechtlich und wirtschaftlich so weit wie möglich entspricht.	**§ 20 Final Clauses** (1) Except for the Mutual Confidential Disclosure Agreement signed on May 4, 2006, subsidiary agreements were not concluded. Changes and additions to this license agreement must be made in written form. This also applies if the written form should thereby be waived. (2) Should a contractual clause be or become ineffective, the legal effectiveness of the rest of the license agreement shall remain unaffected. The contracting parties are obligated to replace the ineffective contractual clause with a legally effective clause, the meaning of which corresponds as closely as possible legally and economically to the original intent of the clause.

(3) Dev Vcrtrag unterliegt allein dem Recht der Bundesrepublik Deutschland. (4) Erfüllungsort ist der Sitz des Lizenzgebers. (5) Gerichlssland ist Hamburg. (6) Dieser Vertrag ist in dcutscher und cngliseher Sprache abgefasst. Im Zweifel gill die deutsehsprachige Fassung. Hoisdorf, den 19.5.06 /s/ Dictmar Wolter Prof. Dr. Dictmar Wolter (3) The agreement is subject only to the laws of the Federal Republic of Germany. (4) Place of fulfillment is the registered office of the Licensor. (5) Place of jurisdiction is Hamburg, Germany. (6) There shall be a German and an English version of the agreement. When in doubt, the German version is definitive. Leesburg, 12-06-2006 K2M, LLC

Anlage 1

Appendix 1

	Anwaltszeichen/ Ländercode Attorney's file/ Country code	Amtliches Aktenzeichen Official filing number	Amtliche Eintragungsnummer Official registration number
1.	37 989 DE	P 43 43 117.8-35	P 43 43 117.8-09
2.	40 030 DE	196 29 011.2-35	196 29 011.2-09
3.	41 931 DE	198 58 889.5-35	
	42 756		
	EP	99 960 994.4	1 143 867
	EP/FR	99 960 994.4	1 143 867
	EP/GB	99 960 994.4	1 143 867
	EP/IT	99 960 994.4	30804BE/2002
	EP/AT	99 960 994.4	E221341
	EP/CH	99 960 994.4	1 143 867
	EP/DE	99 960 994.4	599 02 241.8-08
	EP/ES	99 960 994.4	2 179 690
	42 236 US	09/464,304	6,322,562
	44628 RU	2001121143	2234878
	44 630 JP	2000-589100	
	44 631 CN	99814755	99814755
	44 632 IN	IN/PCT/2001/00582/MUM	
4.	42 564 DE	199 62 317.1-35	
	43 479		
	EP	00 962 501.3	1 211 993
	EP/CH	00 962 501.3	1 211 993

1/2

EP/FR 00 962 501.3 1 211 993 EP/GB 00 962 501.3 1 211 993 EP/DE 00 962 501.3 500 11 463.3-08 45384 US 10/070,863 6,974,461 5. 43 478 EP 00 964 173.9-2318 1 211 994 EP/CH 00 964 173.9-2318 1 211 994 EP/FR 00 964 173.9-2318 1 211 994 EP/GB 00 964 173.9-2318 1 211 994 EP/DE 00 964 173.9-2318 500 10 182.5-08 EP/IT 00 964 173.9-2318 3456 BE/2005 45 347 US 10/070,862 6. 47 602 DE 10 2004 035 546.0-01 48 506 WO PCT/EP2005/007164